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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    July 10, 2000





                                  InaCom Corp.
             (Exact name of registrant as specified in its charter)




           Delaware                   0-16114               47-0681813
 (State or other jurisdiction       (Commission           (IRS Employer
       of incorporation)            File Number)        Identification No.)



  150 Hembree Park Drive, Roswell, GA                                 30076
(Address of principal executive offices)                           (Zip Code)



Registrant's telephone number, including area code:  (402) 758-3900



             2001 Westside Parkway, Suite 260, Alpharetta, GA 30004 (Former name or former address, if changed from last report.)



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This report contains certain forward-looking statements and information relating to InaCom Corp. ("InaCom") that are based on the beliefs of InaCom management as well as assumptions made by and information currently available to InaCom management. Such statements reflect the current view of InaCom with respect to future events and are subject to certain risks, uncertainties, and assumptions, including the risk factors and uncertainties described in InaCom's 1998 Form
10-K annual report. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as believed, estimated or expected.

Item 5. Other Events.

     On July 10, 2000, InaCom completed the sale of substantially all of the assets of its wholly owned subsidiary, InaCom Communications, Inc. (hereinafter "InaCom Communications"), to VodaOne Corp. ("VodaOne"), an affiliate of Westcon Group, Inc., for approximately $21.8 million in cash plus the assumption by VodaOne of certain of InaCom Communications' liabilities, all as provided in the Asset Purchase Agreement dated as of June 12, 2000. The assets sold to VodaOne related primarily to InaCom Communications' Lucent telecommunications business. A copy of the Asset Purchase Agreement is attached hereto as an exhibit and is incorporated herein by this reference.

     InaCom and its related debtor affiliates (collectively, the "Company") have obtained approval from the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") of an agreement between the Company and its prepetition secured lender group (the "Bank Group") pursuant to which the Company may use cash which constitutes the Bank Group's collateral for a sixty
(60) day period ending August 15, 2000 (the "Cash Agreement"). In addition, on August 16, 2000, the Bankruptcy Court authorized an extension of the Cash Agreement until September 30, 2000. The Cash Agreement provides that the Company may use cash pursuant to an agreed budget while the Company attempts to liquidate its remaining assets. Each of the entities constituting the Company filed a chapter 11 bankruptcy petition on June 16, 2000 and, in the case of the majority of such entities, ceased operations entirely at or about that time. The Bankruptcy Court has also authorized the Company to retain Restoration Management Company, LLC ("RMC") as the Company's restructuring and bankruptcy consultants to assist the Company in connection with the liquidation of its remaining assets and administration of its bankruptcy case. Representatives of RMC will report to, and take direction from, the Company's Board of Directors and an Operating Subcommittee of the Board which has been established to oversee the day-to-day operation of the Company's bankruptcy case. The Operating Subcommittee consists of William Y. Tauscher, Thomas Fitzpatrick and Thomas Molchan. Mr. Fitzpatrick and Mr. Molchan were elected to the Board on July 25, 2000. Previously, Mr. Fitzpatrick was an Executive Vice President and Chief Financial Officer of the Company and Mr. Molchan was a Senior Vice President, General Counsel and Secretary of the Company. After July 31, 2000, Mr. Fitzpatrick and Mr. Molchan will continue in their roles as Vice Presidents and their new responsibilities as members of the Operating Subcommittee.



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The following exhibit is filed with this Form 8-K:

10.1 Asset Purchase Agreement by and among Westcon Group, Inc., Vodaone Corp., InaCom Corp. and InaCom Communications, Inc., dated as of June 12, 2000.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               INACOM CORP.



                               By: /s/ Lazarus Krikorian
                                   ------------------------------
                               Name:  Lazarus Krikorian
                               Title: Vice President and Corporate Controller

September 7, 2000